Exhibit 4.42

FIRST SUPPLEMENTAL AMENDMENT TO PURCHASE AGREEMENT

This First Supplemental Agreement (the "Supplemental Agreement"), effective from December 1, 2012, to that certain Purchase Agreement, dated as of November 10, 2009 (the "Agreement"), by and among Paragon Shipping Inc., a Marshall Islands corporation (the "Company" or "Paragon"), Allseas Marine S.A., a Liberian corporation ("Allseas") and Loretto Finance Inc., a Marshall Islands corporation ("Loretto"), is entered to by and among the Company, Allseas and Loretto.

W I T N E S S E T H:

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to issue additional shares of common stock, par value $0.001 per share, of the Company ("Common Shares") to Loretto in the event of a capital increase ("Increase") or any future equity offerings by the Company ("Equity Offerings"), or in the event that the Company shall issue additional Common Shares to any third party or parties after the date thereof (a "Third Party Issuance"); and

WHEREAS, the parties to the Agreement have agreed to clarify and amend the terms of the Agreement as follows: (i) to clarify that a Third Party Issuance under the Agreement shall not include any issuance of Common Shares or any other securities issued pursuant to any equity incentive plan of the Company, including, but not limited to, the Paragon Shipping Inc. Third Amended and Restated 2006 Equity Incentive Plan (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time); (ii) to clarify that upon the occurrence of an Increase, Equity Offering or Third Party Issuance, the Company shall issue to Loretto, at no cost to Loretto, additional Common Shares in an amount equal to 2% of the total number of Common Shares issued pursuant to such Increase, Equity Offering or Third Party Issuance, as applicable (each an "Additional Allseas Issuance"); and (iii) to provide that any Additional Allseas Issuance shall only take place once the Increase, Equity Issuance or Third Party Issuance giving rise to the Additional Allseas Issuance has closed and any applicable contingencies, forfeiture rights or conditions precedent relating to any such Increase, Equity Offering or Third Party Issuance have lapsed or expired or have been cancelled or terminated, unless otherwise agreed by the mutual agreement of the parties; and

WHEREAS, the parties to the Agreement desire that all other provisions of the Agreement remain unchanged; and

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company, Allseas and Loretto hereby agree to clarify and amend the Agreement as follows:

1.           Clarification and Amendment to Agreement.  Clause  1 ("Transaction") of the Agreement shall hereby be amended and restated in its entirety to read as follows:

1.           Transaction.  In the event of a capital increase (an "Increase"), or of any future equity offerings by the Company (each an "Equity Offering"), or in the event that the Company shall issue additional Common Shares to any third party or parties after the date hereof, other than any issuance of Common Shares or any other securities issued pursuant to any equity incentive plan of the Company, including, but not limited to, the Paragon Shipping Inc. Third Amended and Restated 2006 Equity Incentive Plan (as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time) (each a "Third Party Issuance"), the Company shall also issue to Loretto, at no cost to Loretto, additional Common Shares in an amount equal to 2% of the total number of Common Shares issued pursuant to such Increase, Equity Offering or Third Party Issuance (each an "Additional Allseas Issuance").

2.           Any Additional Allseas Issuance shall only take place once the Increase, Equity Issuance or Third Party Issuance giving rise to the Additional Allseas Issuance has closed and any applicable contingencies, forfeiture rights or conditions precedent relating to any such Increase, Equity Offering or Third Party Issuance have lapsed or expired or have been cancelled or terminated, unless otherwise agreed by the mutual agreement of the parties.

2.           No Further Amendments.  All other provisions of the Agreement shall remain in full force and effect.

3.           Defined Terms.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

4.           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5.           Governing Law.  The laws of the State of New York shall govern the enforceability and validity of this Amendment, the construction of its terms and the interpretation of the rights and duties of the parties, without regard to the principles of conflicts of laws thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

PARAGON SHIPPING INC.

By:	/s/ Michael Bodourogou
Name:	Michael Bodouroglou
Title:	Chief Executive Officer

By:	/s/ Robert Perri
Name:	Robert Perri
Title:	Chief Financial Officer

ALLSEAS MARINE S.A.

By:	/s/ George Skrimizeas
Name:	George Skrimizeas
Title:	President /Director

LORETTO FINANCE INC.

By:	/s/ Maria Stefanou
Name:	Maria Stefanou
Title:	Director